Exhibit 2.2

FIRST AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT (the “Amendment”) to the Asset Purchase Agreement dated March 17, 2004 by and among Click Commerce, Inc., Click West Coast Corp., Click-Webridge, Inc. and Webridge, Inc. (the “Agreement”) is made and entered into this 30th day of March, 2004 by and among the parties to the Agreement.  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement.  The Section numbers below correspond to the Section numbers of the Agreement.

NOW THEREFORE, the parties hereto agree that each Section or part thereof identified in this Amendment shall be amended and superseded as hereafter set forth:

Section 9.1(c) is deleted in its entirety and the following is inserted in its place:

“(c) Receipt of Fairness Order.  The parties shall have received the Fairness Order from the Oregon Department of Consumer and Business Services such that the issuance of the Consideration Shares pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act.”

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by a duly authorized officer, all as of the date first written above.

CLICK COMMERCE, INC.		CLICK-WEBRIDGE, INC.

By:	/s/ Michael W. Nelson	By:	/s/ Michael W. Nelson
Name: Michael W. Nelson		Name: Michael W. Nelson
Title: CFO		Title: Treasurer

CLICK WEST COAST CORP.		WEBRIDGE, INC.

By:	/s/ Michael W. Nelson	By:	/s/ David L. Brinker
Name: Michael W. Nelson		Name: David L. Brinker
Title: Treasurer		Title: Chief Executive Officer